300 Parkbrooke Place-Suite 350
Woodstock, GA 30189
Office: (678) 556-0700
Fax: (678) 556-0704

January 7, 2009

Ms. Kitty Payne
Chief Financial Officer
First National Bancshares, Inc.
215 N. Pine Street
Spartanburg, SC 29302

Re:
Loan and Stock Pledge Agreement (the "Agreement") dated December 31, 2007 between First National Bancshares, Inc. ("Borrower") and Nexity Bank ("Lender"), and a Commercial Promissory Note ("Note") of even date in the original principal amount of $15,000,000.

Dear Kitty:

This letter will follow up and confirm our recent conversation concerning Borrower's financial covenant defaults and our commitment to continue the Agreement subject to certain modifications.

The Agreement provides for Borrower to maintain certain financial covenants throughout the term of the loan. As of September 30, 2008, we calculated compliance for First National Bancshares, Inc. and found the following covenants in violation of the Agreement:

Covenant Description	Value at 9/30/08
Weighted Average Return on Assets will be greater than or equal to 0.50%	(0.22%)
Non-performing Loans to Total Loans not to exceed 2.0%	4.53%
Non-performing Assets to Total Assets not to exceed 1.5%	4.72%

Accordingly, Borrower is in default under the Note and the Agreement. Borrower and Lender agree that beginning January 1, 2009 and continuing through the calendar quarter in which Borrower certifies that all financial covenants as of the most recent quarter end have been met, the interest rate on the Note shall be the Prime Rate plus One percent as published in the Wall Street Journal with a floor of six-percent (6%). Upon receipt of notice from Borrower certifying that Borrower is in full compliance with all covenants and conditions of the Agreement, Lender shall modify the Note interest rate to the original contract rate effective the first day of the succeeding calendar quarter. Borrower shall make all payments under the Note as modified herein. Nothing in this letter constitutes a waiver by Lender of any rights it has under the Note or the Agreement.

Until all covenants and conditions under the Note and the Agreement as set forth in the preceding paragraph have been met, Lender will allow further advances of funds under the Note and Agreement for interest payments due and payable to this account if needed.

If you agree with the matters as described above, please indicate your acceptance by signing below and returning a copy of this correspondence to the undersigned. Subject to receipt of your acceptance Lender agrees to waive the specific covenant defaults for the period ending September 30, 2008 and until we complete our quarterly review for the period ending December 31, 2008. All other covenants and conditions shall remain in full force and effect. Lender will periodically review Borrower's financial information and may provide waivers of future covenant defaults; however, nothing contained herein should be construed as an agreement to provide such waivers.

Sincerely,

/s/ Hammond Edwards
Hammond Edwards
Senior Vice President

Borrower's Acceptance:
The undersigned hereby agrees to the terms as set forth above:

/s/ Kitty Payne	Date:	3/30/09
by: Kitty Payne